Exhibit 99.1

Rexahn Pharmaceuticals Appoints Gil Price to its Board of Directors

ROCKVILLE, MD – December 3, 2018 - Rexahn Pharmaceuticals, Inc. (NYSE American: RNN), a clinical stage biopharmaceutical company developing innovative therapies to improve patient outcomes in cancers that are difficult to treat, today announced the appointment of Gil Price, M.D. to its board of Directors.

“We are pleased to welcome Gil Price to our board,” said Peter Brandt, chairman of the board of directors. “Dr. Price has a significant background in drug development which will be an asset to Rexahn as we continue to advance our clinical-stage oncology pipeline.”

Dr. Price added, “Rexahn’s clinical candidates have generated encouraging safety and efficacy data and have the potential to improve outcomes for patients with pancreatic and other challenging cancers. I am pleased to have the opportunity to contribute to the company’s growth and success in a meaningful way.”

Gil Price, M.D., is a clinical physician trained in internal medicine with a long-standing interest in drug development, adverse drug reactions, drug utilization and regulation. Since 2017, Dr. Price has served as chief medical officer of the pharmacovigilance team of ProPharma Group, a global industry leader in comprehensive compliance services that span the entire lifecycle of pharmaceuticals, biologics, and devices. He previously served as chief executive officer and chief medical Officer of Drug Safety Solutions, a provider of solutions for clinical and drug safety operations, from 2002 until its acquisition by ProPharma Group in 2017. From 1997 to 2002, Dr. Price was the director of clinical development for oncology at MedImmune, Inc., which is now the biologics subsidiary of AstraZeneca plc. Prior to joining MedImmune, Dr. Price worked in the contract research organization sector. Dr. Price began his pharmaceutical career at Glaxo Inc., which is now GlaxoSmithKline plc, where he worked for nearly nine years on both the commercial and research sides of that company. From 2007 to 2016, Dr. Price served on the board of directors of Sarepta Therapeutics, Inc., a commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. Dr. Price is a former member of the American Medical Association, the Academy of Pharmaceutical Physicians and a past member of the American Society for Microbiology.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE American: RNN) is a clinical stage biopharmaceutical company developing innovative therapies to improve patient outcomes in cancers that are difficult to treat. The company's mission is to improve the lives of cancer patients by developing next-generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn's product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that certain of Rexahn's product candidates may be effective against multiple types of cancer, including drug resistant cancers, and difficult-to-treat cancers, and others may augment the effectiveness of current FDA-approved cancer treatments. The company has two oncology product candidates, RX-3117 and RX-5902, in Phase 2 clinical development and additional compounds in preclinical development including RX-0201. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn's plans, objectives, expectations and intentions with respect to growth, the path of clinical trials and development activities, and other statements identified by words such as  “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including clinical development; the costs and timelines associated with clinical development; the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications; and the expecting timing of results from our clinical trials. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:
DGI Comm
Susan Forman or Laura Radocaj
+1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com

Investor contact:
ir@rexahn.com